AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into this 9th day of March, 1998 (the "Effective Date") by and between CondoView Corporation, a Florida corporation ("CVC"), and Interval International, Inc., a Florida corporation ("II"). II and CVC are sometimes hereinafter individually referred to as a "Party", and collectively referred to as the "Parties".

                                    RECITALS

         A. CVC, a wholly owned subsidiary of Visual Data Corporation ("VDC"), produces and markets the CondoView(TM) Library (the "CVC Library") containing short, concise visual brochures ("Vignettes") depicting the specific characteristics and amenities of vacation ownership resorts in full-motion visual form (collectively the "CVC Business").

         B. II is a provider of vacation ownership/time share exchange for developers ("Developers") of vacation ownership/time share resorts (individually the "Property" and collectively the "Properties").

         C. Each Party wishes to engage the other Party to perform certain services for the other Party and each Party wishes to be engaged to provide such services for the other Party, pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties mutually agree as follows:

1. Recitals. The recitals set forth above are true, correct and are incorporated herein by reference.

2.       Engagement.

         a. CVC hereby engages II to perform the services set forth herein, pursuant to the terms and conditions of this Agreement, and II hereby accepts such engagement.

         b. II hereby engages CVC to perform the services set forth herein, pursuant to the terms and conditions of this Agreement, CVC hereby accepts such engagement.


3. Services to be Provided by II.

         a. II shall make its marketing and sales staff available for training by CVC to market and promote the CVC Library to Developers and Properties for inclusion in the CVC Library and as contemplated by this Agreement.

         b. II shall use reasonable efforts to market, endorse, and promote the CVC Library to

Developers and Properties, including, without limitation, sending letters that market the CVC Business and CVC Library to Developers, in order to determine the level of interest of Developers.

         c. II shall use reasonable efforts to obtain "Initial Contracts", as hereinafter defined, and to obtain deposits from Developers and Properties in connection with such Initial Contract(s) in order that CVC shall create a Vignette to be included in the CVC Library for each Property and/or Developer that is the subject matter of an Initial Contract. The Initial Contracts shall be substantially in the form and based substantially upon the terms and conditions described on Exhibit A attached hereto and incorporated herein, and the pricing for such Initial Contracts shall be in accordance with the pricing schedule described on Exhibit B attached hereto and incorporated herein. CVC further agrees that such terms, conditions, and pricing shall at all times be reasonably consistent with or better than the terms, conditions and pricing provided to other entities entering into similar agreements with CVC.

         d. Within ninety (90) days from the Effective Date, II will use reasonable efforts to assist CVC in obtaining "Test Group Initial Contracts", as hereinafter defined, for between six (6) and ten (10) Properties (the "Test Group Properties") as part of CVC's initial test, which initial test period shall be six (6) months from the date that all of the Vignettes of the Test Group Properties are available to travel agencies (the "Test Group Period"), to participate in CVC's media/marketing program, pursuant to the terms and conditions set forth in Exhibit A and Exhibit B attached hereto.

         e. II shall use reasonable efforts to assist CVC in obtaining "Renewal Contracts", as hereinafter defined, and in obtaining deposits from Developers and/or Properties in connection with such Renewal Contract for each Property that is the subject matter of an Initial Contract obtained through II's efforts.

         f. II will provide advertising and editorial support in selected issues of II's publications, including without limitation, Vacation Industry Review, with quarter page or larger advertisements promoting the CVC Business with II. II shall further promote the CVC Business and CVC Library through II's sales and marketing personnel and at Info Exchanges, which are regional meetings held by II for Developers, and through other mutually agreed upon materials and meetings. Additionally, in the event II develops a future website targeted towards Developers, II agrees to promote CVC Business on such website.

         g. When used in this Agreement, the following terms shall have the meanings set forth in this Section 3h or as otherwise set forth in this Agreement.

                  (1) "Initial Contract" means a written agreement between one Property, on the one hand, and CVC, on the other hand, that is obtained through introductions made by II and which Property shall not have previously contracted with CVC; provided that if a written agreement includes more than one Property, that written agreement shall constitute such number of Initial Contracts as shall be equal to the number of Properties contained in such agreement.

                  (2) "Renewal Contract" or "Renewals" means a renewal of an Initial Contract or a Test Group Initial Contract."

                  (3) "Test Group Initial Contract" means a written agreement between a Test Group Property, on the one hand, and CVC, on the other hand, that is obtained through introductions made by II and which Property has not previously contracted with CVC; provided that if a written agreement includes more than one Property, that written agreement shall constitute such number of Test Group Initial Contracts as shall be equal to the number of Test Group Properties contained in such agreement."

4. Services to be Provided by CVC. CVC agrees to provide the following services to II:

         a. Upon execution of an Initial Contract, CVC shall undertake the video taping and production of a digitized video Vignette of a Property, which Vignette shall include a narrative with music, at a cost to each Property to be quoted as set forth on Exhibit B.

         b. CVC shall offer additional services to Properties and Developers including, among others, creation of a longer video for marketing or promotional purposes for such Property(ies) or Developer(s), or creation of a compilation video for multi-site Developer(s), which costs and expenses shall be defined at such time as the duties and obligations of each Party shall be determined and mutually agreed upon.

         c. CVC shall include the Vignettes described in Section 4a on CVC's file server and at CVC's website (the "CVC Website") which shall be linked to the homepage(s) of a Property's website ("Property Website"), provided one exists, as well as the appropriate Interval International Resort Directory listing page and other mutually agreed upon links. CVC further agrees to promote the Vignettes and related offers from participating CVC Properties through CVC's strategic alliance websites. CVC agrees to provide a list of the current CVC strategic alliance websites at any time upon II's request, and to make deletions thereto as reasonably requested by II. II's failure to request deletions within thirty (30) days of its receipt of such a list may be relied upon by CVC as II's approval of such list.

         d. CVC shall provide II with a monthly tracking report itemizing resort bookings with regard to participating CVC Properties that are booked by travel agencies using the Global Distribution System ("GDS") which CVC will arrange for contractually through a third party service provider, which service provider shall be managed by CVC (a list of such CVC Properties shall be provided by CVC to II, and which list shall be updated as additional Properties are added to the list of CVC Properties). Information such as passenger name, arrival and departure date, and the rate charged will be provided. CVC further agrees to provide CVC Properties with such monthly tracking reports (specifically relating only to a particular Property's bookings), only upon II's written approval and request.

         e. CVC will use reasonable efforts to create a mechanism whereby consumers shall be able to directly book accommodations on the Internet. Until such a mechanism is available, CVC agrees to develop and maintain appropriate Internet cross-links to enable consumers to contact participating CVC travel agencies via the Internet in order to book accommodations.

         f. CVC shall customize a laser disc of the Test Group Properties, to be made available to its participating travel agencies, which will also include certain location attractions available to CVC from its attractions library at the time of printing.

         g. CVC shall make available any portion of videotape or film or any other media prepared by CVC that has been fixed in a tangible medium of expression by CVC in connection with Properties who contract with CVC (the "CVC Content") for multi-media purposes, subject to the terms and conditions set forth in this Agreement.

         h. CVC will make translations from U.S. English into other languages and include applicable distribution to international travel agencies and the Internet as these translations become available, at additional costs and expenses to the Property as set forth on Exhibit C.

         i. CVC may, from time to time, at its sole discretion, provide the opportunity for a Property to distribute news of special pricing promotions by means of CVC's distribution channels.

         j. CVC shall permit II, as well as the Properties and/or Developers who enter into Initial Contracts and/or Renewal Contracts with CVC, to use the Vignettes for any and all marketing/promotional purposes so long as the CVC "bug" (burned in logo) remains visible to the naked eye at all times, and the provisions of Section 8 herein shall be in full force and effect. II shall have the right to terminate this Agreement upon written notice to CVC during the thirty (30) day period following II's receipt of a copy of the CVC "bug" in the event II does not approve of the form and/or size of such "bug".

         k. CVC shall make reasonable efforts to produce a marketing Vignette which shall include the Vignettes of the Test Group Properties to be used by both CVC and II to help promote and market the CVC Business, as well as for use at trade shows including, among others, the ARDA shows.

         l. CVC shall provide to each Property a booking mechanism that will ensure the smooth flow of processing contracted reservations, via a third party who shall be managed by CVC. CVC will be responsible for monitoring and overseeing all linkages to the GDS for each Property under contract. CVC acknowledges that Carlson Companies, Inc. ("Carlson") is a financial investor in
II. Accordingly, CVC agrees to use reasonable efforts to work with II and Carlson to create any enhancements and operational interfaces which may be needed to promote the Properties to Carlson-owned and/or franchised travel agencies in a manner that is more user-friendly and appealing to such agencies, upon mutually agreeable terms and conditions.

         m. Upon II's request, CVC agrees to offer its expertise to II by consulting with II regarding multimedia technologies, DVD, CD-ROM, Interactive Kiosks, and related matters, under mutually agreeable terms and conditions.

         n. CVC agrees that all commission rates initially established by CVC to be paid by Developers or Properties to CVC and/or participating travel agencies, shall be mutually agreed upon with II. Thereafter, CVC shall have the right to make reasonable adjustments to such initial rates upon thirty (30) days written notice to II.

5.       Consideration.

         a. As the sole consideration for the services to be provided by and the obligations of II to CVC, II shall receive such commission as is set forth on Exhibit B of this Agreement.

         b. All commissions due to II pursuant to this Agreement shall be paid by CVC within thirty (30) days after receipt of funds by CVC. All commission on installment sales shall be paid in corresponding installments. In connection therewith, CVC shall furnish II with a full, complete and accurate accounting showing dollar amounts received in connection with the Initial Contracts (or Renewals) and such accounting shall also include detailed information sufficient for II to reasonably determine the status of all contracts and payments made on each of the Initial Contracts and Renewals obtained by II on behalf of CVC.

         c. CVC and II agree that commencing on the Effective Date and continuing until June 1, 1999, CVC shall not: (i) enter into any agreement or arrangement with, or perform services for or on behalf of, any time share or vacation ownership exchange company or program, or any entities related thereto, including, but not limited to, Resort Condominiums International, Inc. (RCI) and Cendant Corporation; or (ii) provide similar services, as set forth herein, to time share/vacation ownership resort developers and/or Home Owner's Associations
(HOA) who use RCI as an exchange service and do not also have an existing relationship with II. CVC and II further agree that during the remaining term of this Agreement following June 1, 1999 (including any renewals hereof), CVC shall continue to be bound by the prohibitions set forth in clause (i) of the preceding sentence, but shall no longer be bound by clause (ii), and thus shall then be entitled to contract with or provide similar services for time share/vacation ownership resort developers and HOAs who solely use RCI as their exchange service. CVC and II further agree that during the term of this Agreement (including renewals hereof), II shall not enter into any agreement or arrangement with any other business that produces and markets a library containing short, concise visual brochures depicting the specific characteristics and amenities of vacation ownership resorts in full-motion visual form. CVC acknowledges and agrees that any agreement or arrangement between II and Carlson and/or its affiliates relating to any promotional activities through Carlson's intranet and/or Carlson's window/channel technology, shall not be prohibited by the preceding sentence or any other provision in this Agreement. Each party acknowledges that a violation of the provisions of this Section 5c may result in irreparable harm to the business of the other party for which money damages alone would not be adequate compensation. Accordingly, in addition to any other legal remedies which may be available, each party agrees that the other party shall be entitled to injunctive or other equitable relief to prevent the violating party from committing any violation of this Section 5c.

         d. At the end of the Test Group Period, II and CVC shall evaluate the success of the CVC services and if deemed to be successful by II and CVC, then II shall promote and market the CVC Business with and to Developers and Properties.

6. The CVC Business. The Parties to this Agreement specifically agree that the CVC Business as defined in Recital A of this Agreement, is the only business of CVC and any additional products or services that may be developed, created, produced, marketed or distributed, including without limitation, any additional libraries or content, by Visual Data Corporation ("VDC"), the parent company of CVC, or any affiliates of VDC, shall not be deemed to be a part or portion of the CVC Business or an asset or assets of CVC or in any other manner be related to CVC.

7.       Intellectual Property.

         a. II shall not assert any right, title or interest in or to CVC Content, the CVC Library or any Vignettes contained therein. II acknowledges and agrees that CVC has reserved all right, title and interest in and to the copyright, the right to apply for copyright registration, and any extensions and renewals, in all publication, reproduction, broadcast or other derivative rights of each Vignette and the CVC Library including, but not limited to merchandising rights, use of title rights, publication rights, and foreign edition rights. Except as specifically set forth in this Agreement there is no other grant of license to II by CVC in connection with any Vignette or the CVC Library.

         b. At all times, CVC shall own all rights, title and interest in and to the mark CondoView(TM) (the "Mark") and shall undertake such actions and execute such documents to ensure its proprietary ownership interest thereto. CVC similarly acknowledges II's ownership of all right, title and interest in and to the marks "Interval", "Interval International", "Interval Travel" and any similar marks, and acknowledges that II shall also undertake such actions and execute such documents to ensure its propriety ownership interest thereto. Each Party agrees not to use the other Party's marks without the other Party's prior written approval, and upon receipt of such approval, to use such marks in conformance with such requirements as may be established by the other party from time to time.

8.       Grant of Non-Exclusive License.

         a. During the Term (and any renewals thereof) as set forth in Section 10 of this Agreement, CVC hereby agrees to grant to II, a limited, non-exclusive, personal right and license to use the CVC Mark, CVC Library, and CVC Content and any related rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith solely in connection with its marketing and promotional materials and activities, and II accepts such grant. During the Term (and any renewals thereof) as set forth in Section 10 of this Agreement, II hereby agrees to grant to CVC, a limited, non-exclusive personal right and license to use II's marks solely in connection with its provision of services under this Agreement, and only upon II's prior written approval in each instance (in conformance with the requirements of Section 7b above).

         b. The above grant of license notwithstanding, all modifications, improvements, derivative works or otherwise created in connection with any CVC property by any Party, and specifically including the CVC Marks, the CVC Content, the Vignettes and the CVC Library, that is the subject of a grant of such licenses shall be the property of CVC.

         c. II or any of its affiliates or subsidiaries is specifically prohibited from ever using any CVC Content, directly or indirectly, in connection with any type of competing library depicting the specific characteristics and amenities of resorts available for time share in full-motion visual form or in connection with any competitors of CVC.

9.       Term.

         a. Initial Term. Except as otherwise provided herein, this Agreement shall commence on the Effective Date and continue for a period of two (2) years thereafter. The previous sentence notwithstanding, during the month of June, 1999 only, either party may terminate this Agreement upon ten (10) days written notice. Thereafter, the Term shall automatically be renewed for additional one
(1) year periods upon the mutual consent of the Parties.

10.      Termination.

         a. Immediate Termination. This Agreement may be terminated immediately upon written notice by either Party upon the occurrence of any of the following events:

                  (1) Any assignment of this Agreement by either Party in violation of Section 13 herein;

                  (2) Commencement of voluntary proceedings by the non-terminating Party or of any involuntary proceedings against the non-terminating Party under any provision of any Federal or State act relating to bankruptcy or insolvency;

                  (3) Any legal or equitable proceeding against the non-terminating Party, resulting in a judgment or decree, if the sale of all or substantially all of the non-terminating Party's assets are contemplated or threatened as a result of such judgment or decree.



         b. Termination After Failure to Cure Breach. If either Party commits a material breach of any of the provisions of this Agreement, the non-breaching Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) days after receipt of such notice.

         c. Authority after Termination. After termination of this Agreement, II shall have no further express authorization or consent from CVC to use its Library or any CVC Content in any manner whatsoever.

11.      Indemnification.

         a. Each Party shall indemnify and hold harmless the other Party from and against any and all claims, liabilities, demands, judgments, damages, suits, losses, penalties, expenses, and costs of any kind or nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising directly or indirectly out of or in connection with: (a) a breach of this Agreement by such Party and/or its officers, directors, representatives, employees or agents: or
(b) the negligence or intentional misconduct of such Party and/or its officers, directors, representatives, employees or agents.

         b. In addition to the provisions set forth in Section 11.a above, CVC shall indemnify and hold harmless II from and against and shall be responsible or liable for, any claims, liabilities, damages, losses, costs and attorneys' fees, including, but not limited to, any indirect, special, incidental, consequential or punitive losses or damages of any kind, including lost profits, with respect to any and all content of the Vignettes including that such CVC Content is in compliance with applicable laws, rules and regulations.

         c. The provisions of this Section 11 shall survive the expiration or termination of this Agreement.

12. Relationship of the Parties. The relationship of CVC to II shall be that of independent Parties to this Agreement. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint venturers or agents, and neither II nor CVC shall have the power to obligate or bind each other in any manner whatsoever.

13. Assignment. This Agreement shall be binding upon the Parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

14. Miscellaneous Provisions. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; or by courier; addressed as set forth in the introductory paragraph. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels any and all previous agreements and understandings between the Parties pertaining to the subject matter of this Agreement, with the exception of a Confidentiality Agreement dated March 31, 1997, between II and VDC, which shall remain in full force and effect and shall continue to bind II, VDC and CVC. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both Parties. The previous sentence notwithstanding, the Parties specifically acknowledge that neither Party has had any obligation(s), arrangements, agreements, contracts, or otherwise, whether oral, written, express or implied, to one another prior to the execution of this Agreement with the exception of the aforementioned Confidentiality Agreement. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof. This Agreement shall become valid when executed and accepted by both Parties. The Parties agree that this Agreement shall be deemed negotiated, made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of

Florida. The Parties agree that this Agreement shall be governed by the laws of the State of Florida, without giving effect to any conflict of laws principles. Venue for any such action, will be Miami-Dade County, Florida. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.


Witness:                                    CONDOVIEW CORPORATION,
                                            a Florida corporation
------------------------------

                                            By: /Eric M. Jacobs/
                                                --------------------------

                                            Name:  _______________________
                                            Its:  ________________________


Witness:                                    II International, Inc.,
                                            a Florida corporation


                                            By: /Stephen G. Magrill/
                                                --------------------------

                                            Name:  _______________________
                                            Its:  ________________________
------------------------------